EXHIBIT 10.57
BONUS AGREEMENT
     THIS BONUS AGREEMENT (“Agreement”) is made this 15th day of June, 2009 by and between Pinnacle National Bank (“Pinnacle”) and Harvey White (“Employee”).
     WHEREAS, Employee has accepted employment by Pinnacle as a Chairman and
     WHEREAS, Pinnacle and Employee believe it to be mutually advantageous to provide for the payment by Pinnacle of an employment bonus to Employee upon the terms and conditions hereafter set forth:
     NOW THEREFORE, the parties hereto agree as follows:
1.	Pinnacle will pay a bonus, in accordance with the matters noted in Item 2 below, to Employee in the amount of $50,000(Fifty thousand dollars). This Agreement and any bonus payable hereunder shall not be assignable by Employee by voluntary or involuntary assignment or by operation of law including, without limitation, garnishment, attachment or other creditors’ process. The payment of bonus hereunder is specifically conditioned on Pinnacle’s ability to pay the bonus without interference from Employee’s creditors.

2.	The bonus payable to the Employee will be paid in equal annual installments of 34% of the total amount noted in Item 1 above for the next 3 (three) years payable on the annual anniversary date of this Agreement. Additionally, each installment will include interest accrued at the Applicable Federal Rate on the balance owed the Employee for each accounting period (Federal mid-term rate is 2.25%). The annual installment is conditional upon the continued employment of the Employee by Pinnacle.

If Employee’s employment with Pinnacle terminates for any reason, whether involuntary or voluntary, including without limitation for death or disability (such event hereinafter referred to as “Termination”), Pinnacle will not owe any further bonus installment payments to the Employee.

3.	In consideration of Employee’s employment as a Chairman, the bonuses to be paid under this Agreement, and other good and valuable consideration, Employee further agrees that all records, documents and information concerning the business of Pinnacle (“Records”) are and shall remain the confidential and exclusive property of Pinnacle. Records include, but are not limited to, Pinnacle’s books and records; holding or customer book pages; the names, addresses, telephone numbers, assets and obligations of Pinnacle’s clients; computer software or hardware used by Employee or made available for Employee’s use at Pinnacle; any documents or computer programs prepared or generated by the use of Records; and all training materials that Employee receives. Records include the original and copies thereof, whether in hard copy or computer software format. Employee will not remove any Records from the premises of Pinnacle either in original, duplicated or copied form and Employee will not disclose or otherwise transmit to any third party any information contained in such records except in the ordinary course of conducting business for Pinnacle.
4.	Employee acknowledges that monetary damages for the breach of Employee of any undertaking contained in Paragraph 3 of this Agreement will be inadequate and agrees that Pinnacle will be entitled to preliminary and permanent injunctive relief in addition to any other legal remedies that may be available to it.

5.	The parties understand and agree that this Agreement shall not be and is not to be construed as a contract for a specific term or duration of employment. Pinnacle maintains an employment-at-will policy. Just as employees are free to end their employment with Pinnacle at any time for any reason, Pinnacle is free to end the employment relationship with any employee at any time for any reason.

6.	Employee understands that in the event of Termination, Employee is not entitled to receive any further commissions, bonuses, overrides, trails, finder’s fees or any other compensation which Employee would have earned later had Employee remained in the employ of Pinnacle, other than such amounts as Employee already has earned as of the effective date of Termination and due on transactions that occurred during the month immediately preceding the termination of Employee’s employment.

7.	Employee agrees that any controversy or dispute arising under this Agreement, or out of Employee’s employment by Pinnacle (including, but not limited to, claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 and analogous state statutes) shall be submitted for arbitration upon demand of either party in accordance with the rules of the Financial Industry Regulatory Authority or the New York Stock Exchange, Inc., provided, however, that in the event of a breach of any undertaking contained in Paragraph 3 of this Agreement, Pinnacle shall be entitled to apply for and obtain from any state or federal court the injunctive relief provided for in Paragraph 4 of this Agreement before or after the commencement of any arbitration proceeding, such relief to be afforded to Pinnacle pending the decision of the arbitrators.

8.	The parties agree that in the event any controversy or dispute arising under this Agreement, or out of Employee’s employment by Pinnacle is determined to be ineligible for arbitration, NEITHER PARTY SHALL EXERCISE ANY RIGHTS IT MAY HAVE TO ELECT OR DEMAND A TRIAL BY JURY. THE EMPLOYEE AND PINNACLE HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY. The Employee acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that Pinnacle would not enter into this Agreement with Employee if this provision were not part of the Agreement.

9.	This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

10.	This Agreement is binding on Employee, Employee’s estate and those with authority to act on Employee’s behalf. It is also binding on any organization that may succeed Pinnacle’s interests.

11.	Pinnacle’s failure to enforce a breach of this Agreement will not constitute a waiver of Pinnacle’s right to enforce any other breach of this Agreement.

12.	If any part of this Agreement shall be held invalid or unenforceable, that part shall be deemed modified as necessary to make it effective and the remaining provisions of this Agreement shall remain in effect.

13.	Employee understands that Pinnacle is relying on the representations and agreements evidenced herein and that this Agreement incorporates the entire understanding between Employee and Pinnacle on the subject matter herein and may not be changed except by a writing signed by a duly authorized officer of Pinnacle and Employee.

14.	Employee acknowledges that Employee was given the opportunity to read this Agreement and to seek the assistance of counsel before Employee decided to join Pinnacle and to sign this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove written.

/s/ Harvey White	/s/ Robert A. McCabe, Jr.

HARVEY WHITE	PINNACLE NATIONAL BANK

By (please print): Robert A. McCabe, Jr.

/s/ Nathan A. Hunter	/s/ Lisa Hunley

Witness	Witness